MODIFICATION AND EXTENSION AGREEMENT

THIS MODIFICATION AND EXTENSION AGREEMENT (the "Agreement") is made and entered into as of August 30, 2006 by and between RG America, Inc., a Nevada corporation (the "Company") and the individuals and entities whose signatures are set forth below at the end of this Agreement (the "Noteholders").

WHEREAS, the Company has previously entered into promissory notes (the "Notes") with the Noteholders pursuant to which the Company has borrowed money from the Noteholders; and

WHEREAS, the Company and the Noteholders now wish to modify the terms and provisions of the Notes as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and the Noteholders agree as follows:

1. Extension of Term of Notes.

The term of the Notes is hereby extended by 60 days. Accordingly, the Notes shall be due and payable in full, on or before October 31, 2006.

2. Interest Rate of Notes.

The interest rate on the Notes shall be increased from 12% to 15% effective August 31, 2006. This increased interest rate shall only be applied from August 31, 2006 until either October 31, 2006 or such earlier time as the Notes are repaid.

3. Warrants.

In the event the Notes are not repaid on or before October 31, 2006, the warrants to purchase shares of the Company's common stock (the "Warrants") that were previously issued to the Noteholders solely in connection with the issuance of the Notes, shall be amended to extend the exercise period from two (2) years to four (4) years. Additionally, the Warrants' exercise price per share shall be changed to the lesser of (a) 105% of the Company's closing price for its common stock as reported by the NASD OTCBB on August 31, 2006 or (b) 105% of the Company's closing price for its common stock as reported by the NASD OTCBB on October 31, 2006.

IN WITNESS WHEREOF, each of the Company and the Noteholders have caused this Agreement to be executed as of the date first set forth hereinabove.

THE COMPANY:

RG AMERICA, INC.,
A Nevada corporation

By: ______________________
BRUCE A. HALL,
Chief Executive Officer

NOTEHOLDERS:

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